Exhibit 4.10

Cooperation contract

November 8, 2019

Cooperation contract

Party A: Tai’an Keyuan Infrastructure Industry Investment and Construction Co., Ltd.

Party B: NiSun International Enterprise Management Group (British Virgin Islands) Co., Ltd.

According to the investment cooperation framework agreement signed by Taishan District People’s Government of Tai’an City and NiSun International Enterprise Management Group (British Virgin Islands) Co., Ltd., Party A and Party B, based on the principle of honesty and trustworthiness, realize win-win situation, have reached the following through friendly consultations on the establishment of Sino foreign joint venture (hereinafter referred to as joint venture) in Shandong Taishan economic development zone Investment cooperation agreement:

A. Cooperation program

1. both parties jointly initiate the establishment of a joint venture company (hereinafter referred to as the “joint venture company”), whose name is tentatively determined to be Shandong TAIDING International Investment Co., Ltd., and the final approval shall be subject to the industrial and commercial registration administration. The joint venture company shall be registered in the place where Party A is located, and the joint venture company shall pay taxes in the place where Party A is located.

2. Both parties shall manage and operate the joint venture in the manner agreed in this agreement.

3. both parties shall invest in the joint venture company with the same shares and rights, and share interests and risks according to the equity ratio.

4. business scope of the company: investment management, asset management, investment with its own funds, enterprise emergency lending service, international trade financing, financial consulting and consulting, business consulting (without the approval of the financial regulatory department, it is not allowed to engage in financial businesses such as deposit absorption, financing guarantee, agent Finance).

5. All major matters of the joint venture company shall be decided by both parties in accordance with the terms of reference and voting mechanism of the board of directors of the joint venture company as agreed in this agreement. The general manager of the joint venture company shall be responsible for the daily operation of the joint venture company and accept the supervision and inspection of both parties within the scope of authorization.

6. The joint venture company shall not provide guarantee for any other unit or individual.

B. Establishment of joint venture and equity ratio

1. Establishment of joint venture

The industrial and commercial registration procedures for the establishment of the joint venture company shall be handled immediately after the signing of this Agreement (the date when the joint venture company obtains the business license shall be deemed as the completion date). The registered capital of the joint venture company is 30 million US dollars, subscribed by both parties. The articles of association of the joint venture company shall be prepared and filed in accordance with the governance structure and operation management mode of the joint venture company as agreed in this agreement. The legal representative, director, chairman, supervisor, general manager, etc. of the joint venture company shall be generated and filed in accordance with the mode agreed in this agreement.

2. Equity ratio and paid in capital of the joint venture

After the registration of the joint venture company is completed, the equity structure of the joint venture company is that Party A contributes equivalent RMB at a ratio of 20:80, Party A contributes in RMB and settles at the exchange rate on the date of contribution, and Party B contributes US $24 million in spot exchange. After the completion of the registration of the joint venture, Party B shall pay US $15 million in spot exchange before March 30, and Party A shall pay US $3.75 million in spot exchange RMB. The remaining funds of both parties shall be in place within 12 months.

C. Governance structure of the joint venture

1. the joint venture company shall have a board of directors as the authority of the company, with [3] members in total. Party A shall appoint [1] and Party B shall appoint [2], including one chairman, who shall be appointed by Party B among the directors appointed by Party B, and one vice chairman, who shall be appointed by Party A.

2. The term of office of the directors (including the chairman) is three years. The principle of appointment of the directors and the chairman of the board of directors of each board of directors remains unchanged. After the expiration of the term of office, they can be reappointed after being appointed by the appointing party. Each party shall have the right to remove any director appointed by it before the expiration of his term of office. If a director

In case of any vacancy of a director’s position due to retirement, resignation, incapacity or replacement of the appointing party, the appointing Party of the director shall appoint a successor to complete the remaining term of office of the director.

3. if the term of office of a director has not been re elected in time, or if the number of members of the board of directors is less than the quorum due to the resignation of a director during the term of office, the original director shall still perform the duties of a director in accordance with the provisions of laws, administrative regulations and the articles of association before the newly elected director takes office.

4. The board of directors shall meet at least once a year. The meeting of the board of directors shall be convened and presided over by the chairman; if the chairman is unable to perform his duties, the meeting shall be convened and presided over by the vice chairman.

6. To convene a meeting of the board of directors, all the directors shall be notified 10 days before the meeting is held, except that all the directors waive the notice period; the board of directors shall make minutes of the decisions on the matters discussed, and the directors attending the meeting shall sign the minutes.

7. For the voting of resolutions of the board of directors, one person one vote shall be adopted.

8. The following major matters of the joint venture company can be implemented only after the agreement of both parties:

1) Amend the articles of association of the joint venture;

2) Dissolution of the joint venture;

3) Adjust the registered capital of the joint venture;

4) Assets mortgage of the joint venture;

5) One or more parties transfer their cooperation conditions or interests in the joint venture;

6) Merger, division and change of organizational form of the joint venture;

In addition to the above matters, other matters can be approved by more than half of all directors.

9. The joint venture company shall have a general manager who shall be appointed by Party B and appointed by the board of directors

He will be dismissed. The general manager shall be responsible for organizing and leading the daily operation and management of the company, and shall be responsible for the board of directors, and shall exercise the following functions and powers:

1) To preside over the production, operation and management of the company and organize the implementation of the resolutions of the board of directors;

2) Organize the implementation of the company’s annual business plan and investment plan;

3) To formulate plans for the establishment of the company’s internal management organization;

4) Draft the basic management system of the company;

5) Formulate specific rules and regulations of the company;

6) Propose to appoint or dismiss the deputy general manager and financial principal of the company;

7) To decide on the appointment or dismissal of management personnel other than those to be decided by the board of directors;

8) Other functions and powers granted by the board of directors.

10. The general manager shall attend the meeting of the board of directors.

11. the joint venture company does not have a board of supervisors, but has one supervisor appointed by Party A. The term of office of the supervisor is three years. After the term of office, the principle of appointment remains unchanged. After the term of office expires, the supervisor can be reappointed after being appointed by the appointing Party.

12. The supervisor shall exercise the following functions and powers:

1) Check the company’s finance;

2) Supervise the acts of the directors and senior managers in performing the duties of the company, and put forward proposals for the removal of the directors and senior managers who violate laws, administrative regulations, the articles of association or resolutions of the shareholders’ meeting;

3) When the acts of the directors and senior managers damage the interests of the company, the directors and senior managers shall be required to make corrections;

4) Propose to hold an interim shareholders’ meeting;

5) Put forward proposals to the shareholders’ meeting;

6) In accordance with the provisions of the company law, bring a lawsuit against the directors and senior managers;

7) Other functions and powers stipulated in the articles of association.

13. The supervisor may attend the meeting of the board of directors as nonvoting delegates and raise questions or suggestions on the resolutions of the board of directors.

14. The legal representative of the joint venture shall be the chairman of the board of directors of the joint venture.

D. Operation and management of the joint venture

1. the joint venture company is an independent enterprise legal person with a corporate governance structure. The directors, supervisors, general manager and other senior managers of the joint venture company shall abide by the laws, this Agreement and the articles of association, and shall be diligent and conscientious.

2. Appointment of personnel of the joint venture:

Party B of the joint venture shall appoint one [general manager], Party A shall appoint one accountant, and the other management personnel shall be recruited and appointed by the general manager according to the business needs.

3. if the directors and supervisors appointed by both parties are not engaged in other daily full-time work in the joint venture company, their salaries and benefits shall be borne by the appointing party, and the salaries and benefits of the general manager appointed by Party B and the accountant appointed by Party A shall be borne by the appointing party. The remaining personnel of the joint venture shall sign labor contracts with the joint venture, and the salary and welfare benefits shall be borne by the joint venture.

4. Equity transfer:

Party B undertakes to purchase Party A’s shares unconditionally within three years, and the purchase price shall be evaluated by an evaluation institution recognized and agreed by both parties according to the current market asset evaluation price.

5. Profit distribution

1) The joint venture shall bear all kinds of taxes according to law. Unless otherwise agreed in this agreement, Party A and Party B shall share profits and risks in accordance with the equity ratio.

2) The joint venture company shall issue financial statements to Party A and Party B every month.

3) The annual financial audit report of the joint venture (i.e. the basis for determining the company’s profit and loss) shall be subject to the audit results of the accounting firm approved by the board of directors of the joint venture. If either party has any major doubt about the audit report, it may hire a qualified auditor to audit the accounts, but if there is any major error in the audit, it shall bear the audit cost.

4) In the case that the joint venture company has profit carry forward and profit distribution, the joint venture company shall distribute the after tax net profit to both parties according to relevant laws and the articles of association after the resolution of the shareholders’ meeting of the joint venture company is passed.

5) The capital contributed by Party A shall be maintained and increased during the existence of the joint venture company. If the value cannot be maintained, Party B shall make up for the loss of Party A’s paid in capital.

E. Rights and obligations of both parties

1. Rights and obligations of Party A

(1) Party A and Party B shall pay the registered capital at the prescribed proportion simultaneously.

(2) Party A and Party B shall jointly strive for preferential policies for foreign investment, including but not limited to all supporting policies of the state, province, city and district.

(3) Party A and Party B shall jointly strive for project support and reward policies of Taian City and Taishan District.

(4) Party A and Party B shall jointly handle all kinds of formalities of the joint venture company.

(5) Party A and Party B jointly strive for local finance such as Taian bank and Taishan Rural Commercial Bank

The organization supports the joint venture.

2. Rights and obligations of Party B

(1) Party B shall pay in cash within 12 months from the date of signing the agreement $24 million of registered capital.

(2) Party B promises that all the business activities carried out by the joint venture company are legal and compliant; the business is beyond the scope and illegal.

(3) Party B undertakes that all insurances of the joint venture company shall be covered by insurance companies in China.

(4) Party B promises that the joint venture will give priority to investment in the enterprises within the jurisdiction of Taishan District.

(5) Party B undertakes that the joint venture company shall not provide guarantee for any other unit or individual.

F. Company liquidation and equity withdrawal

1. after the termination of the cooperation or expiration of the cooperation through consultation, the remaining assets that cannot be realized by the joint venture company can be purchased by both parties through negotiation or through competitive bidding, then the project tax liquidation and profit distribution can be carried out, and finally the joint venture company liquidation, remaining assets distribution and industrial and commercial cancellation procedures can be handled.

2. if the joint venture cannot be cancelled, one party may purchase the equity of the other party for consideration, and the other party may withdraw.

3. The withdrawing shareholders shall assist the acquirer in handling the relevant equity withdrawal procedures within 30 days.

4. The taxes involved in the liquidation, cancellation and equity acquisition of the company shall be borne by both parties according to the law.

G. Guarantee

1. Guarantee that the signing of this agreement has been legally authorized and has the ability to perform this agreement.

2. the transfer or transfer of equity, subscribed capital contribution and other matters have been authorized, permitted, approved, filed, and specific procedures have been performed (including but not limited to the approval of superior units, asset evaluation, access to property rights exchange transactions required for state-owned assets or collective assets), and agree to bear the expenses incurred by the party.

3. According to the agreement and the equity ratio, the company undertakes to make capital contributions on time and does not transfer the interests of the joint venture unilaterally in any form during the period of managing the joint venture.

4. except for the equity pledge set for the financing of the joint venture, neither party shall pledge the equity of the joint venture held by it to any third party without the consent of the other party.

5. Neither party shall terminate this Agreement without the consent of the other party.

6. Neither party shall violate its obligations under this agreement or make any improper act that damages the operation of the joint venture or the shareholders’ rights and interests of the other party.

H. Liability for breach of contract

Both parties shall strictly perform the provisions of this contract. If one party fails to perform the contract, it will constitute a breach of contract. The breaching party shall compensate the other party for the economic losses caused by its breach of contract, and the observant party shall have the right to require the breaching party to fulfill its obligations within ten days, otherwise, the observant party shall have the right to terminate this contract, and all losses caused to the observant party due to the above reasons shall be borne by the breaching party.

I. Contract signing

This contract is made in quadruplicate, with the same legal effect. Party A and Party B hold two copies respectively, which shall come into force as of the date of signing and sealing by both parties.

J. Supplementary provisions of the contract

Both parties may sign a supplementary contract with the same legal effect as the main contract.

K. Where any discrepancy arises between the English translation and the original Chinese version, the Chinese version shall prevail.

Party A: legal representative or entrusted agent (signature) of Taian Keyuan Infrastructure Industry Investment and Construction Co., Ltd. (official seal):

Party B: legal representative or entrusted agent (signature) of NiSun International Enterprise Management Group (British Virgin Islands) Co., Ltd. (official seal):

November 8, 2019

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